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                                   EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                TO THE CHARTER OF
                          ANCHOR FINANCIAL CORPORATION


To the Secretary of State of the State of South Carolina:

Pursuant to the provisions of ss. 33-10-106 of the South Carolina Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter:

1. The name of the corporation is Anchor Financial Corporation.

2. The text of each amendment adopted is as follows:

      a. Article FOURTH of the Articles of Incorporation of the corporation is amended to read as follows:

         The aggregate number of shares which the corporation is authorized to issue is ten million (10,000,000) of one class of common stock with no par value per share. All stock shall be common stock of the same class.

3. No exchange, reclassification or cancellation of issued shares is provided for by this amendment.

4. The amendment was adopted on April 30, 1998.

5. Amendment 2a., above, was duly adopted and approved by the shareholders as follows:

         There were 3,886,323 outstanding common shares of the corporation. There were 2,809,583 shares indisputably represented at the meeting to vote on the amendments. On the amendment to increase to 10,000,000 the number of shares of common stock the corporation is authorized to issue, there were 2,754,967 votes cast for the amendment, 25,283 votes cast against the amendment and 29,333 votes which abstained. On the amendment to change the par value to no par value, there were 2,696,960 votes cast for the amendment, 48,529 votes cast against the amendment and 64,094 votes which abstained. The number of votes cast for the amendments by each represented voting group was sufficient for approval of the amendments.

Date:  May 4, 1998                             ANCHOR FINANCIAL CORPORATION

                                               By:   /s/
                                                   --------------------------
                                                     Stephen L. Chryst
                                               Its:  President